Exhibit 99.2

Press Release

For Immediate Release

Beazer Homes Provides Further Response to Media Reports

ATLANTA, March 28, 2007 – In response to statements made by a representative of the FBI on the possibility of a federal investigation of the Company in connection with alleged mortgage fraud, Beazer Homes USA, Inc. (NYSE:  BZH) (www.beazer.com) has the following response.

Beazer Homes has been in contact with the U.S. Attorney’s Office and, at this time, there have been no allegations of any wrongdoing.  Instead, Beazer Homes has received a request for documents generally relating to its mortgage business.

We are fully cooperating with this request and the U.S. Attorney’s Office.  We believe this request was fueled by the articles recently published by the Charlotte Observer.  Based on our internal investigations to date, we have found no evidence to support the allegations in these articles.

We have further been told by the U.S. Attorney’s Office that the statements by the FBI and published by Business Week were not authorized and should not have been made.

Beazer Homes has a long established commitment to managing and conducting business in an honest, ethical and lawful manner.

Beazer Homes USA, Inc., headquartered in Atlanta, is one of the country’s ten largest single-family homebuilders with operations in Arizona, California, Colorado, Delaware, Florida, Georgia, Indiana, Kentucky, Maryland, Nevada, New Jersey, New Mexico, New York, North Carolina, Ohio, Pennsylvania, South Carolina, Tennessee, Texas, Virginia and West Virginia and also provides mortgage origination and title services to its homebuyers.  Beazer Homes, a Fortune 500 company, is listed on the New York Stock Exchange under the ticker symbol “BZH.”

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially.  Such risks, uncertainties and other factors include, but are not limited to, changes in general economic conditions, changes in levels of customer demand, fluctuations in interest rates, increases in raw materials and labor costs, levels of competition, implementation of overhead realignments and associated costs, potential liability as a result of construction defect, product liability and warranty claims, and other factors described in the Company’s Annual Report on Form 10-K for the year ended September 30, 2006 filed with the Securities and Exchange Commission on December 8, 2006.

Contact:  Leslie H. Kratcoski, Vice President; (770) 829-3700; lkratcos@beazer.com